EXHIBIT 99.1

IMMEDIATE RELEASE

Concurrent Computer Corporation Announces
Third Quarter Fiscal Year 2008 Financial Results

 Improved Revenue and Margins Produce Net Income

Board Authorizes Reverse Split

ATLANTA, Georgia, April 25, 2008 – Concurrent (Nasdaq: CCUR), a worldwide leader of on-demand technology and real-time computing technology, today announced its results for the third quarter of its fiscal year ended June 30, 2008.  The Company also announced that its Board of Directors has authorized management to seek approval from Concurrent’s stockholders for a reverse split of Concurrent common stock at a ratio of one-for-ten.

Third Quarter Results:
In the third quarter of fiscal 2008, company-wide revenue aggregated $19.4 million compared to $17.6 million in the second quarter of fiscal 2008, an increase of 10% over the second quarter of fiscal 2008 and an increase of 20% over the third quarter of fiscal 2007.  Revenue from Concurrent’s on-demand product line totaled $12.1 million for the third quarter of fiscal 2008 compared to $9.4 million in the second quarter of fiscal 2008, an increase of over 27%.  Revenue from the Company’s real-time product line totaled $7.3 million for the third quarter of fiscal 2008 compared to approximately $8.2 million in the second quarter of fiscal 2008, a decrease of approximately 10%.

Consolidated gross margins increased for the third consecutive quarter to 55% compared to 54% in the second quarter of fiscal 2008.  The operating income was $56,000 in the third quarter of fiscal 2008 compared to a loss of ($847,000) in the second quarter of fiscal 2008.  Net income in the third quarter of fiscal 2008 was $301,000, or $0.00 per basic and diluted share, compared to a net loss of ($769,000), or ($0.01) per basic and diluted share, in the second quarter of fiscal 2008.

Cash at March 31, 2008 totaled $24.6 million compared to $20.4 million at the end of fiscal 2007.  Our cash position has increased by $4.2 million since the end of the prior fiscal year as the result of improved operating results and $3.3 million in net proceeds from legal settlements in the first quarter of fiscal 2008.

Concurrent previously announced that Gary Trimm would retire effective April 23, 2008 as president and chief executive officer and Dan Mondor would take over that leadership role on the same date.  Gary Trimm, retired president and chief executive officer commented, “I am very pleased with these results, which I believe reflect the changes we have implemented over the last several years to build a foundation of excellence.  I’m particularly pleased to be handing over to Dan a strong and vibrant company and also to have the opportunity to continue to serve Concurrent in a consulting capacity.”

Dan Mondor, Concurrent’s president and chief executive officer stated, “The company delivered solid third quarter results across the board which reflect continued improvement in finanacial performance. Gary, his leadership team and every Concurrent employee have done an excellent job in establishing a strong foundation.”

Reverse Split:
Concurrent further announced that its Board of Directors has authorized management to seek approval from Concurrent’s stockholders for a reverse split of Concurrent common stock at a ratio of one-for-ten.  Concurrent will seek approval of its stockholders via a special meeting of stockholders that is expected to be scheduled in the next two months.

As a result of the reverse stock split, every ten shares of common stock of Concurrent will be combined into one share of common stock. The number of shares subject to Concurrent’s outstanding options and warrants will be reduced in the same ratio as the reduction in the outstanding shares, and the per share exercise price of those options and warrants will be increased in direct proportion to the reverse stock split ratio. The Company intends to file a preliminary proxy statement regarding the reverse stock split with the Securities and Exchange Commission and mail a definitive proxy statement regarding this proposal to its stockholders.  The Company encourages its stockholders to read the information in the definitive proxy statement when it is made available because it will contain important information regarding the reverse stock split.

While the Company intends to effect the reverse stock split as soon as practicable, there can be no assurances that the reverse stock split will be consummated.  The Company reserves the right, at its discretion, to withdraw the reverse stock split proposal at any time prior to filing the applicable charter amendment with the Delaware Secretary of State.

After the completion of the reverse stock split, Concurrent stockholders will receive instructions with respect to the exchange of their stock certificates.

Concurrent Computer Corporation will hold a conference call to discuss these results on Friday, April 25, 2008 at 10:00 a.m. E.S.T., which will be broadcast live over the Internet on the company’s web page at www.ccur.com, Investor Relations page.  Mr. Mondor and Mr. Trimm will both participate in the call.

About Concurrent
Concurrent (NASDAQ: CCUR) is a leading provider of high-performance, real-time Linux software and solutions for commercial and government markets.  For over 40 years, Concurrent's best-of-breed products have enabled a range of time-critical solutions including: modeling and simulation, high speed data acquisition, visual imaging, low latency transaction processing and on-demand television.  Concurrent's on-demand television applications are utilized by major service providers in the cable and IPTV industries to deliver video-on-demand (VOD).  Concurrent’s Everstream line of advanced reporting and monitoring tools measures the effectiveness of interactive television for over 25 million digital cable subscribers.  Concurrent is a global company with regional offices in North America, Europe, Asia and Australia, and has products actively deployed in more than 26 countries.  Concurrent's products and services are recognized for being uniquely flexible, comprehensive, robust and reliable.  For more information, please visit www.ccur.com.

Certain statements made or incorporated by reference in this release may constitute “forward-looking statements” within the meaning of the federal securities laws.  Statements regarding future events and developments and our future performance, as well as our expectations, beliefs, plans, estimates, or projections relating to the future, are forward-looking statements within the meaning of these laws.  Examples of forward looking statements in this press release include, without limitation, our expectations with regard to our Real-Time business, our MediaHawk 4500 system, our fiscal year 2008 results and the proposed reverse stock split. All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those projected.

The risks and uncertainties which could affect our financial condition or results of operations include, without limitation: availability of VOD content;  delays or cancellations of customer orders; changes in product demand; economic conditions; our ability to satisfy the financial covenants in the credit agreement; various inventory risks due to changes in market conditions; uncertainties relating to the development and ownership of intellectual property; uncertainties relating to our ability and the ability of other companies to enforce their intellectual property rights; the pricing and availability of equipment, materials and inventories; the concentration of our customers; failure to effectively manage change; delays in testing and introductions of new products; rapid technology changes; system errors or failures; reliance on a limited number of suppliers and failure of components provided by those suppliers; uncertainties associated with international business activities, including foreign regulations, trade controls, taxes, and currency fluctuations; the impact of competition on the pricing of VOD products; failure to effectively service the installed base; the entry of new well-capitalized competitors into our markets; the success of new on-demand and real-time products; the availability of Linux software in light of issues raised by SCO Group; capital spending patterns by a limited customer base; the possible delisting of our shares of common stock from the Nasdaq Global Market; integration of our new CEO; privacy issues regarding data collection; the success of our relationship with Alcatel and Novell; and the availability of debt or equity financing to support our liquidity needs if cash flow does not improve.

Other important risk factors are discussed in our Form 10-K filed with the Securities and Exchange Commission (the SEC) on August 31, 2007 and may be discussed in subsequent filings with the SEC. The risk factors discussed in such Form 10-K under the heading “Risk Factors” are specifically incorporated by reference in this press release.  Our forward-looking statements are based on current expectations and speak only as of the date of such statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information, or otherwise.

Concurrent Computer Corporation, its logo and Everstream and it’s logo are registered trademarks of Concurrent Computer Corporation. All other Concurrent product names are trademarks of Concurrent while all other product names are trademarks or registered trademarks of their respective owners.  Linux® is used pursuant to a sublicense from the Linux Mark Institute.

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Note to Editors: For additional company or product information from Concurrent, please contact Concurrent, 4375 River Green Parkway, Suite 100, Duluth, GA  30096. Call toll free in the U.S. and Canada at (877) 978-7363, fax (678) 258-4199.  Readers can also access information through the company's Web site at www.ccur.com.

Concurrent Computer Corporation
Condensed Consolidated Statements of Operations (Unaudited)
(In Thousands Except Per Share Data)

	Three Months Ended March 31,		Nine Months Ended March 31
	2008	2007	2008	2007
Revenues:
Product	$13,279	$10,492	$33,011	$31,509
Service	6,095	5,656	20,196	16,554
Total revenues	19,374	16,148	53,207	48,063
Cost of sales:
Product	6,022	5,788	16,384	17,974
Service	2,753	2,487	8,210	7,847
Total cost of sales	8,775	8,275	24,594	25,821
Gross margin	10,599	7,873	28,613	22,242
Operating expenses:
Sales and marketing	3,923	3,539	11,437	11,985
Research and development	4,214	4,587	12,445	13,346
General and administrative	2,406	2,506	7,319	7,751
Total operating expenses	10,543	10,632	31,201	33,082
Operating income	56	(2,759)	(2,588)	(10,840)
Other income (expense) - net	265	(7)	4,059	(158)
Income (loss) before income taxes	321	(2,766)	1,471	(10,998)
Provision (benefit) for income taxes	20	310	195	461
Net income (loss)	$301	$(3,076)	$1,276	$(11,459)
Basic net income (loss) per share	$0.00	$(0.04)	$0.02	$(0.16)
Diluted net income (loss) per share	$0.00	$(0.04)	$0.02	$(0.16)
Basic weighted average shares outstanding	83,056	71,646	83,002	71,593
Diluted weighted average shares outstanding	83,176	71,646	83,162	71,593

Concurrent Computer Corporation
Condensed Consolidated Balance Sheets
(In Thousands)

	March 31,	December 31,	June 30,
	2008	2007	2007
	(unaudited)	(unaudited)

ASSETS
Cash and cash equivalents	$24,629	$23,058	$20,416
Trade accounts receivable, net	20,857	14,975	20,987
Inventories	3,652	2,815	3,457
Prepaid expenses and other current assets	1,272	1,001	934
Total current assets	50,410	41,849	45,794

Property, plant and equipment, net	3,706	3,593	4,303
Intangible assets, net	6,883	7,155	7,699
Goodwill	15,560	15,560	15,560
Other long-term assets	767	755	777
Total assets	$77,326	$68,912	$74,133

LIABILITIES
Accounts payable and accrued expenses	$13,474	$10,343	$15,566
Deferred revenue	10,168	6,371	7,996
Total current liabilities	23,642	16,714	23,562

Long-term deferred revenue	1,040	954	1,053
Revolving bank line of credit	949	686	1,077
Other long-term liabilities	2,669	2,400	1,846
Total liabilities	28,300	20,754	27,538

STOCKHOLDERS' EQUITY
Common stock	831	831	829
Additional paid-in capital	203,602	203,304	202,819
Accumulated deficit	(156,771)	(157,072)	(157,971)
Treasury stock, at cost	-	-	(3)
Accumulated other comprehensive income (loss)	1,364	1,095	921
Total stockholders' equity	49,026	48,158	46,595
Total liabilities and stockholders' equity	$77,326	$68,912	$74,133